Exhibit 99.1

Nuverra Reports First-Quarter 2015 Results
Revenue of $119.1 million, down 7.0% year-over-year
Adjusted EBITDA margin improves 90 basis points to 15.7%
Generates $30.6 million in free cash flow

SCOTTSDALE, Ariz. (May 11, 2015) - Nuverra Environmental Solutions, Inc. (NYSE: NES) (“Nuverra” or the “Company”) announced financial and operating results today for the first quarter ended March 31, 2015.
SUMMARY OF RESULTS

▪
Revenue from continuing operations was $119.1 million, compared with $128.0 million in the first quarter of 2014, due to declines in the Rocky Mountain and Southern Divisions, partly offset by growth in the Northeast Division.

▪
Net loss from continuing operations was $12.0 million for the quarter, or a loss of $0.44 per diluted share, compared with a net loss from continuing operations of $11.9 million, or a loss of $0.48 per diluted share, for the first quarter of 2014.

▪
Adjusted net loss from continuing operations, excluding special items, was $11.3 million for the quarter, or a loss of $0.41 per diluted share, compared with adjusted net loss from continuing operations of $8.1 million, or a loss of $0.32 per share in the first quarter of 2014.

▪	First-quarter Adjusted EBITDA from continuing operations was $18.7 million, a 15.7% margin, compared with $18.9 million, a 14.8% margin, in 2014.

▪	Net cash provided by operating activities from continuing operations was $34.8 million for the quarter; free cash flow of $30.6 million.

▪	Days sales outstanding at 65 days at the end of Q1, compared to 71 days at the end of 2014.

Mark D. Johnsrud, Chairman of the Board and Chief Executive Officer, commented, “First-quarter results reflected a decline in drilling and completion activities, primarily in the Bakken, Eagle Ford and Haynesville Shale regions, coupled with some targeted pricing pressures at our larger customers. We anticipated this downturn and prepared by implementing multiple cost-savings initiatives in the first quarter that have contributed to a reduction in overall operating expenses by 10.7% compared with the prior-year period.
“During the quarter, our Rocky Mountain Division experienced the greatest impact from declines in drilling and completion activities, in addition to large customers seeking pricing concessions. Even on reduced revenue, we held Adjusted EBITDA margins steady in the Bakken at 26.4% by actively managing our operating costs,” Mr. Johnsrud explained. “Our Southern Division showed margin improvement, despite decreases in drilling and completion-related revenue, which were offset by growth in water transfer services. The Northeast Division remained level sequentially through the first quarter, with considerable growth year-over-year in revenue and Adjusted EBITDA, reflecting increased activity levels with existing and new customers.
“We continue to operate in a challenging environment, with U.S. drilling activity experiencing an unprecedented decline during the first quarter and into the current quarter. Despite these headwinds, we generated $34.8 million in cash flow from operations and $30.6 million in free cash flow in Q1. We improved our Adjusted EBITDA margin by 90 basis points to 15.7% compared with the same quarter of 2014. While this downturn will continue to put pressure on service providers like Nuverra, we believe our production focus provides us a competitive advantage, and the longer-term outlook for a recovery remains intact,” Mr. Johnsrud said. “Until then, we remain highly focused on optimally managing those things we can control, including targeted cost-saving measures, judicious use of capital and delivering the industry’s best services and safety practices to our customers.”
FIRST QUARTER 2015 HIGHLIGHTS
First-quarter 2015 revenue from continuing operations was $119.1 million, a decrease of $8.9 million or 7.0%, compared with $128.0 million in the first quarter of 2014. The difference was primarily a result of lower water logistics and rental activities in the Rocky Mountain and Southern Divisions, partly offset by increases in water logistics and recycling activities in the Northeast Division, as well as an increase in water transfer activity in the Eagle Ford Shale region.

Proactive cost-management initiatives across the organization contributed to a $14.2 million reduction in total expenses in the quarter, or a 10.7% year-over-year decline compared with the first quarter of 2014. Total operating expenses for the first quarter 2015 were $118.9 million, compared with $133.1 million in the first quarter of 2014. Savings were primarily attributable to $3.0 million in lower payroll and related expenses with an associated 8% decline in total headcount, $5.6 million in fuel savings, and $3.6 million in lower amortization expense.
Additionally, working capital improvements in the first quarter totaled more than $27.0 million, led by strong collections from our fourth and first quarter activities. The Company’s continued disciplined capital spending and expense controls provided $30.6 million in free cash flow during the quarter, compared to a negative $6.7 million in the same period in 2014.
During the first quarter, the Company incurred pre-tax restructuring and exit costs of $0.7 million, related primarily to its previously disclosed exit from the MidCon region and other facility closures.
Pre-tax operating income for the first quarter was $0.2 million, representing a $5.3 million improvement when compared with an operating loss of $5.1 million in the first quarter of 2014.
First-quarter 2015 net loss from continuing operations was $12.0 million, or a loss of $0.44 per diluted share, compared with a loss of $11.9 million, or a loss of $0.48 per diluted share, in the first quarter of 2014. Adjusted net loss from continuing operations, excluding special items, was $11.3 million for the quarter, or a loss of $0.41 per diluted share, compared with adjusted net loss from continuing operations of $8.1 million, or a loss of $0.32 per share in the first quarter of 2014. Due to the valuation allowance against deferred tax assets, the Company does not record tax benefits attributable to its pre-tax loss.
Adjusted EBITDA from continuing operations for the first quarter was $18.7 million, a decrease of 1.0% compared with Adjusted EBITDA from continuing operations of $18.9 million in the first quarter of 2014. Adjusted EBITDA margin for the first quarter was 15.7%, compared with 14.8% in the first quarter of 2014. Margins improved due to proactive cost containment activities during 2015. A reconciliation of excluded items and Adjusted EBITDA to the most directly comparable GAAP financial measure can be found in the financial tables included with this press release.
First-quarter income tax benefit was $24,000 at an effective tax rate near 0%, due to the ongoing valuation allowance on deferred tax assets.
Net cash provided by operating activities from continuing operations was $34.8 million in the first quarter of 2015. Net cash capital expenditures from continuing operations for the period were $4.2 million, and related primarily to targeted investments in the TerrafficientSM solids recycling facility and other transportation-related equipment in the Rocky Mountain Division.
As of March 31, 2015, total debt outstanding, excluding $0.6 million of discounts and premiums, was $592.9 million, consisting of $400.0 million of 2018 Notes, $176.5 million outstanding under the revolving credit facility, and $16.4 million in capital leases. Total liquidity was $57.9 million, comprised of $22.4 of net availability under the revolving credit facility and $35.5 million cash on hand.
The Company closed the sale of its subsidiary Thermo Fluids Inc. to Clean Harbors Inc. on April 11, 2015. Net proceeds at closing of $74.6 million from that transaction were applied to pay down a portion of the Company’s revolving credit facility. Following the close of TFI, total debt outstanding was $518.1 million, consisting of $400.0 million of 2018 Notes, $101.8 million outstanding under the amended credit facility, and $16.3 million in capital leases.
On April 13, 2015, the Company entered into an amendment to its credit facility to reduce maximum availability to $195.0 million and removed the accordion feature. Pricing remained the same and no amendment fees were incurred.
As of April 17, 2015, total liquidity was $77.3 million, comprised of $55.4 million of net availability under the revolving credit facility and $21.9 million cash on hand.

Division Highlights
A summary of division results follows:

Three Months Ended March 31, 2015	Rocky Mountain	Northeast	Southern	Corporate	Total
Revenue	$69,410	$27,313	$22,389	$—	119,112
Operating income (loss)	10,192	(98)	(3,014)	(6,832)	248
Operating Margin %	14.7%	(0.4)%	(13.5)%	NA	0.2%
Adjusted EBITDA	18,354	3,779	2,304	(5,731)	18,706
Adjusted EBITDA Margin %	26.4%	13.8%	10.3%	NA	15.7%

Three Months Ended March 31, 2014	Rocky Mountain	Northeast	Southern	Corporate	Total
Revenue	$81,906	$19,175	$26,933	$—	128,014
Operating income (loss)	8,795	(3,048)	(2,232)	(8,586)	(5,071)
Operating Margin %	10.7%	(15.9)%	(8.3)%	NA	(4.0)%
Adjusted EBITDA	21,731	1,513	1,541	(5,886)	18,899
Adjusted EBITDA Margin %	26.5%	7.9%	5.7%	NA	14.8%
Rocky Mountain Division (Bakken)
In the Rocky Mountain Division, first-quarter revenue decreased 15.3% to $69.4 million, compared with $81.9 million in the first quarter of 2014. The decrease was primarily related to lower overall drilling and completion activities in the Bakken region, which significantly reduced the demand for equipment rentals, as well as water logistics services.
First-quarter Adjusted EBITDA for the Rocky Mountain Division was $18.4 million, a 15.5% decrease, compared with $21.7 million in 2014. First-quarter Adjusted EBITDA margin was 26.4%, compared with a margin of 26.5% in first-quarter 2014.
Northeast Division (Marcellus, Utica)
In the Northeast Division, first-quarter revenue was up 42.4% to $27.3 million, compared with $19.2 million in the first quarter of 2014. The increase was due to overall higher levels of logistics and recycling services, primarily driven by the activities of several large customers in the Marcellus, as well as the addition of a new customer in the Utica.
First-quarter Adjusted EBITDA for the Northeast Division was $3.8 million, a 150% increase, compared with $1.5 million in the first quarter of 2014. First-quarter Adjusted EBITDA margin improved 590 basis points to 13.8%, compared with 7.9% in 2014.
Southern Division (Haynesville, Eagle Ford, Mississippian, Permian)
In the Southern Division, first-quarter revenue decreased 16.9% to $22.4 million, compared with $26.9 million in the first quarter of 2014. The difference was primarily related to an overall decline in fluid logistics and rental services in the MidCon and Haynesville regions, partly offset by an increase in disposal and water midstream services in the Haynesville region, as well as an increase in water transfer activities in the Permian region.
First-quarter Adjusted EBITDA for the Southern Division increased 49.5% to $2.3 million, compared with $1.5 million in the first quarter of fiscal 2014. First-quarter Adjusted EBITDA margin improved 460 basis points to 10.3%, compared with 5.7% in 2014.
Conference Call & Webcast
The Company will host a conference call and webcast to discuss first quarter 2015 results at 12:00 p.m. ET, 9:00 a.m. PT on Monday, May 11, 2015. To participate, please dial +1-877-407-0784 (US) or +1-201-689-8560 (International) and reference conference ID 13608133. The call will be webcast live, and a slide presentation will accompany the call. To access the webcast, go to http://public.viavid.com/index.php?id=114312.

An audio replay of the call will be available approximately one hour following the conclusion of the call. The audio replay can be accessed telephonically through May 18, 2015 by dialing +1-877-870-5176 (US) or +1-858-384-5517 (International) and entering access code 13608133, and a replay will be available by accessing the “Investors” section of the Company’s web site at www.nuverra.com.
About Nuverra
Nuverra Environmental Solutions is among the largest companies in the United States dedicated to providing comprehensive and full-cycle environmental solutions to customers in the energy market. Nuverra focuses on the delivery, collection, treatment, recycling, and disposal of restricted solids, water, wastewater, waste fluids and hydrocarbons. The Company continues to expand its suite of environmentally compliant and sustainable solutions to customers who demand stricter environmental compliance and accountability from their service providers. Find additional information about Nuverra on the Company's website, http://www.nuverra.com, and in documents filed with the U.S. Securities and Exchange Commission (SEC) at http://www.sec.gov.
Forward-Looking Statements

This information contained herein includes certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include forecasts of growth, revenues, business activity, adjusted EBITDA, pipeline and solids treatment initiatives, and landfill and treatment facility activities, as well as statements regarding possible acquisitions, divestitures, financings, business growth and expansion opportunities, availability of capital, ability to access capital markets, cost-savings initiatives, expected outcome of litigation and other statements that are not historical facts. Actual results may differ materially from results expressed or implied by these forward-looking statements. All forward-looking statements involve risks and uncertainties, including, difficulties encountered in acquiring and integrating businesses; uncertainties in evaluating goodwill and long-lived assets for potential impairment; potential impact of litigation; risks of successfully consummating expected transactions within the timeframes or on the terms contemplated; uncertainty relating to successful negotiation, execution and consummation of all necessary definitive agreements in connection with our strategic initiatives; whether certain markets grow as anticipated; pricing pressures; risks associated with our indebtedness; current and projected future uncertainties in commodities markets, including low oil and/or natural gas prices; changes in customer drilling and completion activities and capital expenditure plans; shifts in production in shale areas where we operate and/or shale areas where we currently do not have operations; control of costs and expenses; and the competitive and regulatory environment. Additional risks and uncertainties are disclosed from time to time in the Company’s filings with the SEC, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as well as Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Source: Nuverra Environmental Solutions
Nuverra Environmental Solutions, Inc.
Liz Merritt, VP-Investor Relations & Communications
480-878-7452
ir@nuverra.com

NUVERRA ENVIRONMENTAL SOLUTIONS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2015	2014
Revenue:
Non-rental revenue	$107,010	$109,844
Rental revenue	12,102	18,170
Total revenue	119,112	128,014
Costs and expenses:
Direct operating expenses	87,999	95,379
General and administrative expenses	12,700	16,795
Depreciation and amortization	17,482	20,911
Other, net	683	—
Total costs and expenses	118,864	133,085
Operating income (loss)	248	(5,071)
Interest expense, net	(12,588)	(12,050)
Other income (expense), net	321	(420)
Loss on extinguishment of debt	—	(3,177)
Loss from continuing operations before income taxes	(12,019)	(20,718)
Income tax benefit	24	8,804
Loss from continuing operations	(11,995)	(11,914)
Income from discontinued operations, net of income taxes	921	459
Net loss attributable to common stockholders	$(11,074)	$(11,455)

Net loss per common share attributable to common stockholders:
Basic and diluted loss from continuing operations	$(0.44)	$(0.48)
Basic and diluted income from discontinued operations	0.03	0.02
Net loss per basic and diluted common share	$(0.41)	$(0.46)

Weighted average shares outstanding used in computing net loss per basic and diluted common share	27,412	25,020

NUVERRA ENVIRONMENTAL SOLUTIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	December 31,
	2015	2014
Assets	(Unaudited)	(Note 1)
Cash and cash equivalents	$35,486	$13,367
Restricted cash	—	114
Accounts receivable, net	86,393	108,813
Inventories	4,131	4,413
Prepaid expenses and other receivables	5,420	4,147
Deferred income taxes	3,033	3,179
Other current assets	181	173
Current assets held for sale	17,711	20,466
Total current assets	152,355	154,672
Property, plant and equipment, net	466,414	475,982
Equity investments	3,793	3,814
Intangibles, net	19,046	19,757
Goodwill	104,721	104,721
Other assets	16,501	17,688
Long-term assets held for sale	97,617	94,938
Total assets	$860,447	$871,572
Liabilities and Equity
Accounts payable	$14,118	$18,859
Accrued liabilities	53,216	43,395
Current portion of contingent consideration	9,409	9,274
Current portion of long-term debt	5,128	4,863
Financing obligation to acquire non-controlling interest	11,000	11,000
Current liabilities of discontinued operations	6,924	8,802
Total current liabilities	99,795	96,193
Deferred income taxes	3,303	3,448
Long-term portion of debt	587,158	592,455
Long-term portion of contingent consideration	106	550
Other long-term liabilities	3,874	3,874
Long-term liabilities of discontinued operations	22,332	22,105
Total liabilities	716,568	718,625
Commitments and contingencies
Common stock	29	29
Additional paid-in capital	1,367,618	1,365,537
Treasury stock	(19,726)	(19,651)
Accumulated deficit	(1,204,042)	(1,192,968)
Total equity of Nuverra Environmental Solutions, Inc.	143,879	152,947
Total liabilities and equity	$860,447	$871,572

Note 1: The condensed consolidated balance sheet at December 31, 2014 has been derived from the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

NUVERRA ENVIRONMENTAL SOLUTIONS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended March 31,
	2015	2014
Cash flows from operating activities:
Net loss	$(11,074)	$(11,455)
Adjustments to reconcile net loss to net cash provided by operating activities:
Income from discontinued operations, net of income taxes	(921)	(459)
Depreciation	16,771	16,607
Amortization of intangible assets	711	4,304
Amortization of deferred financing costs	1,207	523
Amortization of original issue discounts and premiums, net	40	36
Stock-based compensation	789	293
Gain on disposal of property, plant and equipment	(654)	(1,255)
Bad debt expense	732	773
Loss on extinguishment of debt	—	3,177
Deferred income taxes	1	(8,804)
Other, net	(418)	463
Changes in operating assets and liabilities:
Accounts receivable	21,688	(14,902)
Prepaid expenses and other receivables	(1,273)	(1,982)
Accounts payable and accrued liabilities	6,949	12,523
Other assets and liabilities, net	202	(215)
Net cash provided by (used in) operating activities from continuing operations	34,750	(373)
Net cash provided by operating activities from discontinued operations	867	3,409
Net cash provided by operating activities	35,617	3,036
Cash flows from investing activities:
Proceeds from the sale of property, plant and equipment	1,968	1,551
Purchases of property, plant and equipment	(6,163)	(7,743)
Net cash used in investing activities from continuing operations	(4,195)	(6,192)
Net cash used in investing activities from discontinued operations	(161)	(1,050)
Net cash used in investing activities	(4,356)	(7,242)
Cash flows from financing activities:
Proceeds from revolving credit facility	—	17,725
Payments on revolving credit facility	(7,000)	(8,000)
Payments for deferred financing costs	—	(343)
Payments on notes payable and capital leases	(1,361)	(1,429)
Other financing activities	(75)	25
Net cash (used in) provided by financing activities from continuing operations	(8,436)	7,978
Net cash provided by financing activities from discontinued operations	38	—
Net cash (used in) provided by financing activities	(8,398)	7,978
Net increase in cash and cash equivalents	22,863	3,772
Cash and cash equivalents - beginning of period	15,416	9,212
Cash and cash equivalents - end of period	38,279	12,984
Less: cash and cash equivalents of discontinued operations - end of period	2,793	2,788
Cash and cash equivalents of continuing operations - end of period	$35,486	$10,196

NUVERRA ENVIRONMENTAL SOLUTIONS, INC. AND SUBSIDIARIES
UNAUDITED NON-GAAP RECONCILIATIONS
(In thousands)

This press release contains non-GAAP financial measures as defined by the rules and regulations of the United States Securities and Exchange Commission. A non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statements of operations or balance sheets of the Company; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Reconciliations of these non-GAAP financial measures to their comparable GAAP financial measures are included in the attached financial tables.

These non-GAAP financial measures are provided because management of the Company uses these financial measures in maintaining and evaluating the Company’s ongoing financial results and trends. Management uses this non-GAAP information as an indicator of business performance, and evaluates overall management with respect to such indicators. Management believes that excluding items such as acquisition expenses, amortization of intangible assets, stock-based compensation, asset impairments, restructuring charges, expenses related to litigation and resolution of lawsuits, and other charges, which may or may not be non-recurring, among other items that are inconsistent in amount and frequency (as with acquisition expenses), or determined pursuant to complex formulas that incorporate factors, such as market volatility, that are beyond our control (as with stock-based compensation), for purposes of calculating these non-GAAP financial measures facilitates a more meaningful evaluation of the Company’s current operating performance and comparisons to the past and future operating performance. The Company believes that providing non-GAAP financial measures such as EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted net income (loss) per share, and operating working capital, in addition to related GAAP financial measures, provides investors with greater transparency to the information used by the Company’s management.

Reconciliation of Loss from Continuing Operations to EBITDA, Adjusted EBITDA from Continuing Operations and Total Adjusted EBITDA:

	Three Months Ended March 31,
	2015	2014
Loss from continuing operations	$(11,995)	$(11,914)
Depreciation of property, plant and equipment	16,771	16,607
Amortization of intangible assets	711	4,304
Interest expense, net	12,588	12,050
Income tax benefit	(24)	(8,804)
EBITDA	18,051	12,243
Adjustments:
Transaction-related costs, including earnout adjustments, net	(309)	513
Stock-based compensation	789	293
Legal and environmental costs, net	7	1,856
Restructuring, exit and other costs	822	—
Loss on extinguishment of debt	—	3,177
Integration, severance and rebranding costs	—	2,072
Gain on disposal of assets	(654)	(1,255)
Adjusted EBITDA from continuing operations	18,706	18,899
Adjusted EBITDA from discontinued operations	1,190	3,098
Total Adjusted EBITDA	$19,896	$21,997

Reconciliation of Income from Discontinued Operations to EBITDA from Discontinued Operations and Adjusted EBITDA from Discontinued Operations:

	Three Months Ended March 31,
	2015	2014
Income from discontinued operations	$921	$459
Income tax expense	265	1,696
EBITDA from discontinued operations	1,186	2,155
Adjustments:
Transaction-related costs	4	1,024
Gain on disposal of assets	—	(81)
Adjusted EBITDA from discontinued operations	$1,190	$3,098

NUVERRA ENVIRONMENTAL SOLUTIONS, INC. AND SUBSIDIARIES
UNAUDITED NON-GAAP RECONCILIATIONS (continued)
(In thousands)

Reconciliation of Segment Performance to Adjusted EBITDA

	Rocky Mountain	Northeast	Southern	Corporate	Total
Three months ended March 31, 2015
Revenue	$69,410	$27,313	$22,389	$—	$119,112
Direct operating expenses	48,425	21,496	18,078	—	87,999
General and administrative expenses	2,056	1,904	2,078	6,662	12,700
Depreciation and amortization	8,737	3,927	4,648	170	17,482
Operating income (loss)	10,192	(98)	(3,014)	(6,832)	248
Operating margin %	14.7%	(0.4)%	(13.5)%	NA	0.2%
Income (loss) from continuing operations before income taxes	10,097	13	(2,935)	(19,194)	(12,019)

Income (loss) from continuing operations	$10,097	$13	$(2,935)	$(19,170)	$(11,995)
Depreciation and amortization	8,737	3,927	4,648	170	17,482
Interest expense, net	109	64	53	12,362	12,588
Income tax benefit	—	—	—	(24)	(24)
EBITDA	$18,943	$4,004	$1,766	$(6,662)	18,051

Adjustments, net	(589)	(225)	538	931	655
Adjusted EBITDA from continuing operations	$18,354	$3,779	$2,304	$(5,731)	$18,706
Adjusted EBITDA margin %	26.4%	13.8%	10.3%	NA	15.7%

	Rocky Mountain	Northeast	Southern	Corporate	Total
Three months ended March 31, 2014
Revenue	$81,906	$19,175	$26,933	$—	$128,014
Direct operating expenses	57,347	16,425	21,607	—	95,379
General and administrative expenses	3,095	1,924	3,353	8,423	16,795
Depreciation and amortization	12,669	3,873	4,206	163	20,911
Operating (loss) income	8,795	(3,048)	(2,232)	(8,586)	(5,071)
Operating margin %	10.7%	(15.9)%	(8.3)%	NA	(4.0)%
Income (loss) from continuing operations before income taxes	8,683	(3,235)	(2,667)	(23,499)	(20,718)

Income (loss) from continuing operations	$8,683	$(3,235)	$(2,667)	$(14,695)	$(11,914)
Depreciation and amortization	12,669	3,873	4,206	163	20,911
Interest expense, net	136	73	105	11,736	12,050
Income tax benefit	—	—	—	(8,804)	(8,804)
EBITDA	$21,488	$711	$1,644	$(11,600)	$12,243

Adjustments, net	243	802	(103)	5,714	6,656
Adjusted EBITDA from continuing operations	$21,731	$1,513	$1,541	$(5,886)	$18,899
Adjusted EBITDA margin %	26.5%	7.9%	5.7%	NA	14.8%

NUVERRA ENVIRONMENTAL SOLUTIONS, INC. AND SUBSIDIARIES
UNAUDITED NON-GAAP RECONCILIATIONS (continued)
(In thousands)

Reconciliation of Special Items to Adjusted Net Loss to EBITDA from Continuing Operations

	Three Months Ended March 31, 2015
	As Reported	Special Items		As Adjusted
Revenue	$119,112	$—		$119,112
Direct operating expenses	87,999	654	[A]	88,653
General and administrative expenses	12,700	(935)	[B]	11,765
Operating income	248	964	[C]	1,212
Loss from continuing operations	(11,995)	654	[D]	(11,341)

Basic and diluted loss from continuing operations	$(0.44)			$(0.41)

Loss from continuing operations	$(11,995)			(11,341)
Depreciation and amortization	17,482			17,482
Interest expense, net	12,588			12,588
Income tax benefit	(24)			(23)
EBITDA and Adjusted EBITDA from continuing operations	$18,051			$18,706

Description of 2015 Special Items:
[A]	Special items include a gain on sale related to the disposal of certain transportation related assets.

[B]	Primarily attributable to to stock-based compensation, and certain refinancing costs associated with our ABL Facility.

[C]
Primarily includes the aforementioned adjustments, and a charge of approximately $0.7 million associated with Company's restructuring initiative and and other exit related costs from certain shale basins.

[D]
Primarily includes the aforementioned adjustments, including a net reduction related to a prior acquisition earnout reserve of $0.3 million. Additionally, the Company's effective tax rate for the three months ended March 31, 2015 was zero percent and has been applied to the special items accordingly.

	Three Months Ended March 31, 2014
	As Reported	Special Items		As Adjusted
Revenue	$128,014	$—		$128,014
Direct operating expenses	95,379	1,255	[E]	96,634
General and administrative expenses	16,795	(4,318)	[F]	12,477
Operating loss	(5,071)	3,063		(2,008)
Loss from continuing operations	(11,914)	3,827	[G]	(8,087)

Basic and diluted loss from continuing operations	$(0.48)			$(0.32)

Loss from continuing operations	$(11,914)			$(8,087)
Depreciation and amortization	20,911			20,911
Interest expense, net	12,050			12,050
Income tax benefit	(8,804)			(5,975)
EBITDA and Adjusted EBITDA from continuing operations	$12,243			$18,899

Description of 2014 Special Items:
[E]	Special items include a gain on sale related to the disposal of certain transportation related assets.

[F]
Primarily attributable to costs incurred as a result of our accounting and administrative integration efforts, stock-based compensation, and certain legal expenses associated with our Texas Cases litigation.

[G]
Primarily includes the aforementioned adjustments, along with a charge of $3.2 million in connection with a write-off of a portion of the unamortized deferred financing costs associated with our Amended Revolving Credit Facility, and a charge of $0.4 million associated with a prior acquisition earnout reserve. Additionally, the Company's effective tax rate for the three months ended March 31, 2014 was -42.5% and has been applied to the special items accordingly.

NUVERRA ENVIRONMENTAL SOLUTIONS, INC. AND SUBSIDIARIES
UNAUDITED NON-GAAP RECONCILIATIONS (continued)
(In thousands)

Reconciliation of Free Cash Flow from Continuing Operations

	Three Months Ended March 31,
	2015	2014
Net cash provided by (used in) operating activities from continuing operations	$34,750	$(373)
Less: net cash capital expenditures	(4,195)	(6,192)
Free Cash Flow	$30,555	$(6,565)